Exhibit 20

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2004

To the Holders of Common Stock
of ERIE FAMILY LIFE INSURANCE COMPANY:

     The Annual Meeting of Shareholders (the “Annual Meeting”) of Erie Family Life Insurance Company (the “Company”) will be held at 3:30 p.m., local time, on Tuesday, April 27, 2004, at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 15 Directors of the Company to serve until the Company’s 2005 Annual Meeting of Shareholders and until their successors are elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     This Notice and Proxy Statement, a form of proxy and the Company’s Annual Report for the year ended December 31, 2003, are being sent to all holders of Common Stock as of the close of business on Friday, March 5, 2004.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.

By Order of the Board of Directors,

/s/	Jan R. Van Gorder Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel

March 26, 2004
Erie, Pennsylvania

ERIE FAMILY LIFE INSURANCE COMPANY
100 Erie Insurance Place
Erie, Pennsylvania 16530

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement, which is first being mailed to the holders of Common Stock of Erie Family Life Insurance Company (the “Company”) on or about March 26, 2004, is furnished in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Common Stock to be voted at the Annual Meeting of Shareholders and at any adjournment, postponement or continuation thereof (the “Annual Meeting”). The Annual Meeting will be held at 3:30 p.m., local time, on Tuesday, April 27, 2004 at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission (“SEC”) rules.

     Shares of Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Common Stock. Any proxy representing shares of Common Stock not specifying to the contrary will be voted for the election of the candidates for director named below who were nominated by the Nominating and Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors. See “Other Matters” for a discussion of certain discretionary voting authority. A holder of Common Stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone by the Company’s regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Common Stock in their names or in the names of nominees for their reasonable expenses in forwarding the Company’s proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on March 5, 2004 are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting for the election of directors. Cumulative voting rights do not exist with respect to the election of directors. The 15 candidates for election as a director who receive the largest number of votes cast by the holders of Common Stock in person or by proxy at the Annual Meeting will be elected as directors. Shares of Common Stock held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting.

     As of the close of business on March 5, 2004, the Company had 9,450,000 outstanding shares of Common Stock.

     Erie Insurance Exchange (the “Exchange”) owns 5,055,562 shares of Common Stock (53.5%) and Erie Indemnity Company (“EIC”) owns 2,043,900 shares of Common Stock (21.6%) which, because such shares collectively represent 75.13% of the outstanding shares of Common Stock, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Company’s Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 20, 2004 the amount of the outstanding Common Stock of the Company beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each director and candidate for director nominated by the Nominating Committee, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

	Shares of	Percentage of
Name of Individual	Common Stock	Outstanding
or Identity of Group	Beneficially Owned(1)(2)	Common Stock(3)
5% or Greater Holders:

Erie Insurance Exchange Erie, Pennsylvania	5,055,562	53.50%

Erie Indemnity Company Erie, Pennsylvania	2,043,900	21.63%

Directors:

Kaj Ahlmann	—	—
John T. Baily	205	—
Samuel P. Black, III(4)	107,637	1.14%
J. Ralph Borneman, Jr.	1,536	—
Wilson C. Cooney	—	—
Patricia Garrison-Corbin	100	—
John R. Graham	—	—
Susan Hirt Hagen(5)	154,482	—
C. Scott Hartz	—	—

	Shares of	Percentage of
Name of Individual	Common Stock	Outstanding
or Identity of Group	Beneficially Owned(1)(2)	Common Stock(3)
F. William Hirt(6)	167,034	—
Samuel P. Katz	—	—
Claude C. Lilly, III	—	—
Jeffrey A. Ludrof	100	—
Jan R. Van Gorder(7)	75	—
Robert C. Wilburn	500	—

Executive Officers(8):

John J. Brinling, Jr.(9)	1,260	—
Philip A. Garcia	1,275	—
Douglas F. Ziegler	570	—
All Directors and Executive Officers as a Group (18 persons)	434,774	4.60%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power” (which includes the power to vote, or to direct the voting of, such securities) or “investment power” (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Common Stock over which the named individuals, individually or together, share voting power or investment power.

(3)	Less than 1% unless otherwise indicated.

(4)	Mr. Black owns 2,730 shares indirectly through Samuel P. Black & Associates, Inc., of which Mr. Black is President. The 107,637 shares also include 1,000 shares owned indirectly by Mr. Black as executor of his father’s estate and 99,428 shares owned indirectly by Mr. Black through the Black Family Foundation of which Mr. Black is an officer. Mr. Black directly owns 4,479 shares.

(5)	Includes 300 shares owned directly by Mrs. Hagen and 154,182 shares owned indirectly by Mrs. Hagen through the Hagen Family Limited Partnership. Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners of the Hagen Family Limited Partnership and Mr. Hagen is the general partner. As the general partner of the Hagen Family Limited Partnership, Mr. Hagen has sole voting power and investment power over the shares owned by the partnership. Mrs. Hagen disclaims beneficial ownership of 300 shares held by Thomas B. Hagen, Mrs. Hagen’s husband, and these shares are not included in the table.

(6)	Mr. Hirt owns 100 shares directly and 166,934 shares indirectly through the Hirt Family

Limited Partnership. Mr. Hirt is the general and a limited partner of the Hirt Family Limited Partnership. As the general partner of the Hirt Family Limited Partnership, Mr. Hirt has the sole right to vote such shares.

(7)	Of this total, 30 shares are held directly by Mr. Van Gorder and each of his three sons owns 15 shares.

(8)	Excludes Mr. Ludrof and Mr. Van Gorder, who are listed under “Directors.”

(9)	Includes 630 shares held directly by Mr. Brinling, 315 shares held in an Individual Retirement Account for Mr. Brinling and 315 shares held in an Individual Retirement Account for his wife.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

     The election of directors of the Company by the holders of its Common Stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act (the “Holding Companies Act”) in addition to provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”), the Pennsylvania Associations Code and the Company’s Bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken by the Nominating Committee in connection with the nomination of candidates for election as directors by the holders of Common Stock at the Annual Meeting.

Background of the Company’s Nominating Committee

     Section 1405(c)(4) of the Holding Companies Act, which applies to the Company, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. Such committee or committees must have responsibility for among other things, nominating candidates for director for election by the shareholders.

     The Company’s Bylaws are consistent with this statutory provision and provide that (i) the Company’s Board of Directors must appoint annually a Nominating Committee that consists of not less than three directors who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company and (ii) the Nominating Committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director of the Company to be elected by the shareholders to serve terms as established by the Bylaws and until their successors are elected.

     In accordance with the Company’s Bylaws, on April 29, 2003, the Company’s Board of Directors designated a Nominating Committee consisting of Patricia Garrison-Corbin, Chair, Kaj Ahlmann, Samuel P. Black, III, J. Ralph Borneman, Jr. and Wilson C. Cooney. Consistent with the Holding Companies Act, none of these persons is an officer or employee of the Company or of any entity controlling, controlled by or under common control with the Company or a beneficial owner of a controlling interest in the voting stock of the Company or any such entity. All of these persons are independent directors as defined in the rules of the Nasdaq Stock Market® (“Nasdaq”), except for Messrs. Black and Borneman. Messrs. Black and Borneman will not be reappointed to the Nominating Committee at the April meeting of the Board of Directors because the charter of the Nominating Committee has been amended since their appointment to provide that only directors who are independent in accordance with the Nasdaq rules may serve on this committee.

Nominating Procedures

     The Nominating Committee has no specific minimum qualifications that must be met by candidates for election to the Board of Directors and, except as may be required by rules promulgated by the SEC or the Holding Companies Act, the Nominating Committee may take into account such factors as it deems appropriate. The Nominating Committee generally bases its nominations on the general needs of the Company as well as the specific attributes of candidates that would add to the overall effectiveness of the Board of Directors. Specifically, among the significant factors that the Nominating Committee may take into consideration are judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board of Directors.

     In identifying and evaluating the individuals that it selects, or recommends that the Board of Directors select, as director nominees, the Nominating Committee utilizes the following process:

•	The Nominating Committee reviews the qualifications of any candidates who have been recommended by the shareholders, individual members of the Board of Directors or, if the Nominating Committee determines, a search firm. The Nominating Committee may consider candidates who have been identified by management, but is not required to do so.

•	The Nominating Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors and the above discussed significant factors.

•	After such review and consideration, the Nominating Committee determines a slate of director nominees.

•	The Nominating Committee endeavors to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors.

Actions Taken by the Nominating Committee

     The Company’s Bylaws provide that the Board of Directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors has, by resolution, set the number of directors to be elected at the Annual Meeting at 15.

     The Company’s Nominating Committee met on January 16, 2004 for the purpose of nominating candidates for election as directors by the holders of Common Stock at the Annual Meeting. The Nominating Committee recommended to the Board of Directors that the size of the Company’s Board of Directors remain at 15 persons, and all 15 current directors of the Company were nominated for re-election as a director of the Company.

     At a meeting of the Company’s Board of Directors held on March 2, 2004, the Board of Directors accepted and approved the recommendation of the Nominating Committee.

Candidates for Election

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of the Company and were nominated for election as a director by the Nominating Committee of the Board of Directors. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company’s shareholders.

     The names of the candidates for director nominated by the Nominating Committee, together with certain information regarding them, are as follows:

Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
Kaj Ahlmann (3)(4)	53	Chairman, Danish Re Group, a property and casualty reinsurer, 2002 to present; Chairman and Chief Executive Officer, Inreon, internet reinsurance venture, 2001 to 2003; Chairman of the Board, Hampton Re, a life reassurance company, 2001 to 2003; Vice Chairman, E.W.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
		Blanch Holdings, Inc., 1999 to 2001; Chief Executive Officer, Employers Reinsurance Company, 1993 to 1999; Director, the Company, Erie Insurance Company and EIC.

John T. Baily (1)(2C)(6)	60	Retired since December 31, 2002; President, Swiss Re Capital Partners, 1999 to 2002; Partner, PricewaterhouseCoopers LLP, Chicago, IL, 1976 to 1999; Director, the Company, Erie Insurance Co., EIC, Endurance Specialty Holdings, Ltd., NYMAGIC, Inc. and RLI Corp.	2003

Samuel P. Black, III (4)(5)	62	President, Treasurer and Secretary, Samuel P. Black & Associates, Inc., insurance agency, with which he has been associated since 1973; Director, the Company, Erie Insurance Co., EIC, Flagship City Insurance Company (“Flagship”) and Erie Insurance Property & Casualty Company (“EI P&C.”)	1997

J. Ralph Borneman, Jr. CIC (4)	65	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967; Director, the Company, EIC, Erie Insurance Co., Erie Insurance Company of New York (“Erie NY”) and National Penn Bancshares.	1992

Wilson C. Cooney (3)(4)	69	Chairman, ForcesGroup, Ltd., insurance and financial services group, 2000 to present; Chairman, Cooney Group, LLC, leadership and business consulting, 1999 to present; Deputy Chief Executive Officer, United Services Automobile Association, 1998 to 1999; President – Property/ Casualty Group, United Services Automobile Association, 1995 to 1998; Director, the Company, Erie Insurance Co., EIC and Safelite Group.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
Patricia Garrison-Corbin (1)(4C)(6)	56	President, P.G. Corbin & Company, Inc., financial advisory services and municipal finance, 1986 to present; President and Chief Executive Officer, P.G. Corbin Asset Management, Inc., fixed income investment management, 1987 to present; Chairman, Delancey Capital Group, LP, equity investment management, 1996 to present; Chairman, P.G. Corbin Group, Inc., investment and financial advisory services, 1996 to present; Director, the Company, Erie Insurance Co. and EIC.	2000

John R. Graham (1)(2)(6C)	58	Executive-in-Residence and Professor of Finance, College of Business Administration, Kansas State University, 2000 to present; Chairman of the Board of Directors, President and Chief Executive Officer, Graham Capital Management, Inc., 1997 to present; Owner, Graham Ventures, business consulting and education services, 1970 to present; Chief Executive Officer, Kansas Farm Bureau (“KFB”) Services, Inc., KFB Life Insurance Company, Farm Bureau Mutual Insurance Company, KFB Insurance Company and FB Services Insurance Agency, Inc., 1979 to 1999; Chairman of the Board and Chief Executive Officer, FB Capital Management of Kansas, a registered investment advisor, 1994 to 1999; Director, the Company, Erie Insurance Co., EIC and Tortoise Energy Infrastructure Corporation.	2003

Susan Hirt Hagen (1)(5C)	68	Co-Trustee of the H.O. Hirt Trusts since 1967; Managing Partner, Hagen, Herr & Peppin, Group Relations Consultants, from 1990 until it discontinued operations in 1999; Director, the Company, EIC and Erie Insurance Co.	1980

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
C. Scott Hartz (2)(6)	58	Managing Partner, Spire Capital, 2003 to present; Chief Executive Officer, Hartz Group, IT and technology consulting, 2002 to present; Chief Executive Officer, PwC Consulting, 1995 to 2002; Director, the Company, Erie Insurance Co., EIC and Siebel Systems.	2003

F. William Hirt, CPCU (1C)(5)	78	Chairman of the Board of the Company, EIC, Erie Insurance Co., EI P&C and Flagship since September 1993; Chairman of the Board of Erie NY since April 1994; Chairman of the Executive Committee of the Company and EIC since November 1990; Interim President and Chief Executive Officer of the Company, EIC, Erie Insurance Co., EI P&C, Flagship and Erie NY from January 1, 1996 to February 12, 1996; Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of the Company, EIC and Erie Insurance Co. for more than five years prior thereto; Co-Trustee of the H.O. Hirt Trusts; Director, the Company, EIC, Erie Insurance Co., EI P&C, Erie NY and Flagship.	1965

Samuel P. Katz (2)(3)	54	President, Wynnefield Capital Advisors, Inc., investment manager of a private equity venture fund, July 2000 to present; CEO, Greater Philadelphia First, a business leadership and civic organization, July 2000 to January 2003; President, EnterSport Capital Advisors, Inc., a private investment and consulting firm, September 1997 to present; Director, the Company, Erie Insurance Co., EIC and Hershey Entertainment and Resorts Co.	2000

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
Claude C. Lilly, III, Ph.D., CPCU, CLU (2)(6)	57	Dean, Belk College of Business Administration, University of North Carolina Charlotte, July 1998 to present; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, August 1997 to present; Director, the Company, Erie Insurance Co. and EIC.	2000

Jeffrey A. Ludrof (1)(5)	44	President and Chief Executive Officer of the Company, EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship since 2002; Executive Vice President - Insurance Operations of EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1999 to 2002; Senior Vice President of EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1994 to 1999; an officer in various capacities from 1989 to 1994; Director of the Company, Erie Insurance Co., EIC, Erie NY, EI P&C and Flagship.	2002

Jan R. Van Gorder, Esq. (6)	56	Senior Executive Vice President, Secretary and General Counsel of the Company, EIC and Erie Insurance Co. since 1990, and of Flagship and EI P&C since 1992 and 1993, respectively and of Erie NY since April 1994; Acting President and Chief Executive Officer of the Company, EIC, Erie Insurance Co., Flagship, Erie NY and EI P&C from January 2002 to May 2002; Senior Vice President, Secretary and General Counsel of the Company, EIC and Erie Insurance Co. for more than five years prior thereto; Director, the Company, EIC, Erie Insurance Co., Flagship, EI P&C and Erie NY.	1990

Robert C. Wilburn (1)(2)(3C)	60	President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation since 2000; Distinguished Service Professor, Carnegie Mellon University 1999 to 2000; President and Chief Executive Officer,	1999

Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/04	Positions with Erie Insurance Group	Since
Colonial Williamsburg Foundation from 1992 to 1999; Director, the Company, Erie Insurance Co., EIC and Harsco, Inc.

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Executive Compensation and Development Committee.

(4)	Member of the Nominating Committee.

(5)	Member of the Charitable Giving Committee.

(6)	Member of the Investment Committee.

C	Designates Committee Chairperson.

     The Board of Directors met six times in 2003. The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Development Committee (the “Compensation Committee”), the Nominating Committee, the Charitable Giving Committee and the Investment Committee.

     The Executive Committee, which met once during 2003, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings.

     The Audit Committee met eleven times in 2003. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee has responsibility for the selection of independent public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee operates pursuant to a written charter, a copy of which is included as Appendix A to this Proxy Statement. The Audit Committee charter may also be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Compensation Committee met ten times in 2003. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Compensation Committee has responsibility for recommending to the Board of Directors, at least annually, the compensation of the three highest paid officers of the Company and such other officers as the Board of Directors may designate, recommending all forms of direct compensation, including any incentive programs, that would be appropriate for management and employees of the Company and such other responsibilities as the Board of Directors may designate. See “Executive Compensation — Compensation Committee Interlocks and Insider Participation.”

     The Nominating Committee met six times in 2003. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Nominating Committee has responsibility for:

•	identification of individuals believed to be qualified to become Board members and to recommend to the Board the nominees to stand for election as directors;

•	identification of Board members qualified to fill vacancies on any committee of the Board;

•	evaluation of the procedures and process by which each committee of the Board undertakes to self-evaluate such committee’s performance; and

•	providing the Board an annual performance evaluation of the Nominating Committee.

     The Nominating Committee operates pursuant to a written charter, a copy of which is included as Appendix B to this Proxy Statement. The Nominating Committee charter may also be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Charitable Giving Committee, which met three times in 2003, has responsibility for recommending to the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors.

     The Investment Committee, which met five times in 2003, has responsibility for assisting the Company’s Board of Directors in its general oversight of the investments of the Company.

     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that Mr. Hirt, Chairman of the Board, Chairman of the Executive Committee and a director, is the brother of Mrs. Hagen, a director.

     During 2003, each director attended more than 75% of the number of meetings of the Board of Directors and the standing committees of the Board of Directors of which such director was a member.

     The Board of Directors recommends a vote FOR the 15 candidates for director nominated by the Nominating Committee.

DIRECTOR - SHAREHOLDER COMMUNICATIONS

     Shareholders of the Company may communicate with the Board of Directors through the Company’s Secretary. Shareholders who wish to express any concerns to any of the Company’s directors may do so by sending them in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of the Company’s Secretary at the Company’s headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by the Company’s Secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

     Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting. In 2003, all of the Company’s directors attended the Annual Meeting.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation during the fiscal years ended December 31, 2003, 2002 and 2001 of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 2003 for services rendered in all capacities to Erie Insurance Group (the Company, EIC, the Exchange and their subsidiaries and affiliates). The Company, EIC, the Exchange and their subsidiaries and affiliates allocate total compensation costs among the members of the Erie Insurance Group according to various formulas. The Company’s share of total compensation expense in 2003 as shown in the following table was 21.4%. Dollar amounts indicated are pre-individual income taxes.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
				Other Annual	Restricted	LTIP		All Other
Name and				Compensation	Stock	Payments		Compensation
Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	Awards($)(3)	($)(4)		($)(5)
Jeffrey A. Ludrof	2003	644,992	323,086	6,356	125,953	147,406	(6)	30,661
President and Chief	2002	521,544	560,109	4,380	85,284	102,927		38,588
Executive Officer	2001	309,463	202,971	2,534	65,125	63,042		19,023
Jan R. Van Gorder	2003	433,270	156,757	12,243	172,571	222,580	(6)	17,331
Senior Executive Vice President,	2002	476,675	311,255	9,587	120,927	177,740		36,135
Secretary and General Counsel	2001	384,211	250,193	6,020	122,591	122,692		32,564
Philip A. Garcia	2003	332,307	118,709	7,272	125,953	154,381	(6)	13,292
Executive Vice President	2002	314,057	231,741	5,350	86,625	107,146		12,563
and Chief Financial Officer	2001	280,457	184,102	3,397	76,441	66,777		18,148
John J. Brinling, Jr.	2003	284,787	101,107	8,704	122,182	154,993	(6)	18,941
Executive Vice President	2002	281,836	180,928	5,983	85,610	121,103		31,252
	2001	260,408	147,452	2,688	81,830	82,350		30,040
Douglas F. Ziegler	2003	265,000	126,982	4,991	69,376	98,873	(6)	10,600
Senior Vice President,	2002	258,848	170,621	4,386	45,833	84,960		10,354
Treasurer and Chief	2001	229,471	95,767	3,658	69,474	64,986		9,179
Investment Officer

(1)	The amounts indicated in the “Bonus” column represent amounts earned by the named executives under EIC’s current Annual Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the best interests of the Exchange while enhancing shareholder value of the Erie Insurance Group by basing a portion of selected employees’ compensation on the performance of such employee and the Erie Insurance Group. Performance measures are established by the Compensation Committee based on the attainment of individual performance goals and Erie Insurance Group’s financial goals compared to a selected peer group. The amounts indicated include reimbursement for perquisites in the amounts of $31,494, $10,752, $5,861, $15,974 and $0 in 2003; $10,634, $11,365, $8,739, $7,069 and $0 in 2002 and $8,693, $11,339, $9,749, $8,594 and $0 in 2001 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively.

(2)	Amounts indicated in the “Other Annual Compensation” column include the taxable value of group life insurance policies in excess of $50,000 and the associated tax reimbursement for the named executive officers. Amounts also include dividends paid on shares under the previously approved EIC’s current Long-Term Incentive Plan (the “LTIP”).

(3)	The “Restricted Stock Awards” column represents LTIP benefits expressed in dollar amounts using the closing price of EIC’s Class A Common Stock as of the end of the respective year ($42.38 at December 31, 2003, $36.26 at December 31, 2002 and $38.49 at December 31, 2001) that remain restricted at the end of the year. The number of shares awarded to Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, were: 2,972, 4,072, 2,972, 2,883 and 1,637 for 2003; 2,352, 3,335, 2,389, 2,361 and 1,264 for 2002 and 1,692, 3,185, 1,986, 2,126 and 1,805 for 2001. See “Long-Term Incentive Plan” for a detailed description of the LTIP. LTIP dividends earned in the current year are reported in “Other Annual Compensation” when paid or in “All Other Compensation” when deferred.

(4)	The “LTIP Payments” column represents LTIP benefits that became unrestricted at the end of 2003. The shares for 2001 were distributed in January 2002, the shares for 2002 were distributed in January 2003 and the shares for 2003 were distributed in January 2004. All of such shares were valued using the actual share price at the time of distribution. The number of shares distributed after withholding for income taxes for 2003 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler were 3,508, 3,402, 2,176, 2,485 and 1,393, respectively; 2,830, 2,744, 1,654, 2,257 and 1,311, for 2002, respectively, and 928, 2,180, 1,186, 685 and 1,103 for 2001, respectively. Mr. Brinling deferred the distribution of 531 shares in 2003 (valued using the share price as of December 31, 2003), 1,076 shares in 2002 (valued using the share price as of December 31, 2002) and 1,075 shares in 2001 (valued using the share price as of December 31, 2001).

(5)	Amounts shown in the “All Other Compensation” column include matching contributions made by Erie Insurance Group pursuant to EIC’s Employee Savings Plan, premiums paid by Erie Insurance Group on behalf of the named individuals on split dollar life insurance policies, expenses for spousal travel and deferred dividends and related earnings. For the year 2003, matching contributions made by Erie Insurance Group to the Employee Savings Plan amounted to $25,800, $17,331, $13,292, $11,391 and $10,600 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. For the year 2002, matching contributions made by Erie Insurance Group to the Employee Savings Plan amounted to $20,862, $19,067, $12,563, $11,274 and $10,354 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. For the year 2001, matching contributions made by

Erie Insurance Group to the Employee Savings Plan amounted to $12,378, $15,368, $11,218, $10,416 and $9,179 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. In 2003, the Company and EIC negotiated the termination of all split-dollar life insurance arrangements with its officers, was repaid for all premiums previously paid by EIC and replaced the arrangements with Insurance Bonus Agreements. Premiums paid in 2003 under the Insurance Bonus Agreements were $31,494, $3,535, $0, $4,196 and $0 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, and are included in the amounts shown in the “Bonus” column. Premiums paid during 2002 for split dollar life insurance policies for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, were: $17,726, $17,068, $0, $17,436 and $0. Premiums paid during 2001 for split dollar life insurance policies for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, were: $6,645, $17,196, $6,930, $17,538 and $0. Expenses for spousal travel were $4,861 and $4,461 for Messrs. Ludrof and Brinling, respectively, in 2003. Mr. Brinling also deferred dividends of $2,451, $2,192 and $1,967 and interest on deferred dividends of $638, $350 and $119 in 2003, 2002 and 2001, respectively.

(6)	Amounts shown in the Restricted Stock Awards column are paid in three annual installments beginning with the year in which the award is made. The amounts shown are for stock that will become unrestricted at December 31, 2004 and 2005. Accordingly, amounts shown in the LTIP Payments column include payments of stock from the awards made in 2003, 2002 and 2001.

Agreements with Executive Officers

     EIC, on behalf of Erie Insurance Group, has employment agreements with the following of the Company’s senior executive officers: Jeffrey A. Ludrof, President and Chief Executive Officer; Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel; Philip A. Garcia, Executive Vice President and Chief Financial Officer; John J. Brinling, Jr., Executive Vice President of the Company; and Douglas F. Ziegler, Senior Vice President, Treasurer and Chief Investment Officer. The employment agreements have the following principal terms:

     (a)     A four-year term for Mr. Ludrof expiring December 15, 2007 and a two-year term for Messrs. Van Gorder, Garcia, Brinling and Ziegler expiring December 15, 2005, unless the agreement is theretofore terminated in accordance with its terms, with or without Cause (as defined in the agreement), or due to the disability or death of the officer or notice of nonrenewal is given by EIC or the executive 30 days before any anniversary date;

     (b)     A minimum annual base salary at least equal to the executive’s annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive’s performance and responsibilities, competitive compensation levels and the impact of inflation;

     (c)     The eligibility of the executive under EIC’s incentive compensation programs and employee benefit plans;

     (d)     The establishment of the terms and conditions upon which the executive’s employment may be terminated by EIC and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause by EIC or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive: (i) an amount equal to the sum of three times the executive’s highest annual base salary during the preceding three years plus an amount equal to three times the total of the executive’s highest award during the preceding three years under any EIC annual incentive plan; (ii) any award or other compensation to which the executive is entitled under any EIC LTIP; (iii) continuing participation in any employee benefit plans for a period of three years following termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive’s termination and (iv) immediate vesting and nonforfeitability of accrued benefits under EIC’s Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “SERP”), including an unreduced benefit for early retirement before age 65, and a gross-up for income taxes on the annuity and/or lump sum payment of the retirement benefit;

     (e)     Provisions relating to confidentiality and nondisclosure following an executive’s termination; and

     (f)     An agreement by the executive not to compete with EIC for a period of one year following his or her termination, unless such termination was by EIC without Cause.

Stock Options and Stock Appreciation Rights

     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.

Long-Term Incentive Plan

     The LTIP is designed to enhance the growth and profitability of Erie Insurance Group by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of Erie Insurance Group, to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of the shareholders of Erie Insurance Group. The LTIP was approved by the holders of EIC’s Class B Common Stock in 1997 as a performance-based plan under the Internal Revenue Code of 1986, as amended (the “Code”), and its continuation was approved by the holders of EIC’s Class B Common Stock at its 2002 Annual Meeting in satisfaction of requirements of the Code. The LTIP was amended at EIC’s 2003 Annual Meeting to increase the maximum value of the phantom share units that could be earned by a participant in any performance award from $500,000 to $1,000,000 and at the same time was reapproved by EIC’s shareholders. Each of the named participants is granted awards of phantom share units under the LTIP based upon a target award calculated as a percentage of the participant’s base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in EIC’s retained earnings. Each participant is then entitled to receive restricted shares of Class A Common Stock of EIC equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A Common Stock of EIC issued to each participant is three years after the end of the performance period. If a participant ceases to be an employee prior to the end of the performance period for reasons other than retirement, death or disability, the participant forfeits all phantom share units awarded. If a participant ceases to be an employee prior to the end of the vesting period for reasons other than retirement, death or disability, the participant forfeits all unvested restricted shares previously granted. The following table sets forth target awards granted to each person named in the Summary Compensation Table, all current executive officers as a group and all employees other than the executive officers as a group (i) for the three-year performance period of 2003 to 2005, (ii) for the three-year performance period of 2002 to 2004 and (iii) for the three-year performance period of 2001 through 2003.

     A new LTIP effective January 1, 2004 has been adopted by EIC’s Board of Directors, subject to approval by the holders of EIC’s Class B Common Stock at the EIC 2004 annual meeting of shareholders. See “Proposal 3 — Approval of the New Long-Term Incentive Plan” in the proxy statement for the EIC 2004 annual meeting of shareholders for information regarding the proposed New LTIP. A copy of that proxy statement may be viewed on EIC’s website at: http://www.erieinsurance.com.

LONG-TERM INCENTIVE PLAN
AWARDS IN LAST FISCAL YEAR

		Performance or
	Number of	Other Period
	Shares, Units or	Until Maturation	Estimated Future Payouts Under Non-
Name	Other Rights(#)	or Payout	Stock Price-Based Plans
	Phantom
	Share Units		Threshold	Target($)	Maximum
Jeffrey A. Ludrof	24,810	2001-2003	0	154,381	(1)
	74,138	2002-2004	0	560,906	(1)
	61,302	2003-2005	0	605,320	(1)
Jan R. Van Gorder	32,184	2001-2003	0	200,263	(1)
	30,898	2002-2004	0	233,762	(1)
	25,094	2003-2005	0	247,787	(1)
Philip A. Garcia	23,493	2001-2003	0	146,183	(1)
	24,433	2002-2004	0	184,855	(1)
	20,218	2003-2005	0	199,644	(1)
John J. Brinling, Jr.	22,145	2001-2003	0	137,792	(1)
	20,862	2002-2004	0	157,835	(1)
	16,624	2003-2005	0	164,148	(1)
Douglas F. Ziegler	12,940	2001-2003	0	80,518	(1)
	16,522	2002-2004	0	125,000	(1)
	13,419	2003-2005	0	132,500	(1)
Executive Officer Group	190,950	2001-2003	0	1,188,171	(1)
	250,207	2002-2004	0	1,892,992	(1)
	147,924	2003-2005	0	1,460,664	(1)

		Performance or
	Number of	Other Period
	Shares, Units or	Until Maturation	Estimated Future Payouts Under Non-
Name	Other Rights(#)	or Payout	Stock Price-Based Plans
	Phantom
	Share Units		Threshold	Target($)	Maximum
Non-Executive Officer	104,252	2001-2003	0	648,696	(1)
Employee Group	117,061	2002-2004	0	885,641	(1)
	86,078	2003-2005	0	849,974	(1)

(1)	An executive’s target award is established by the Compensation Committee. The actual value of an executive’s phantom share units at the end of a performance period may be more or less than the executive’s target amount. However, the maximum value of phantom share units earned by an executive for each of the 2001-2003 and 2002-2004 performance periods is $500,000. For the 2003-2005 performance period, the maximum value of phantom share units earned may not exceed $1,000,000.

Pension Plan

     The following table sets forth the estimated total annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees and the SERP (collectively, the “Retirement Plans”).

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30
$ 250,000	$75,000	$100,000	$125,000	$150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
750,000	225,000	300,000	375,000	450,000
800,000	240,000	320,000	400,000	480,000

     The compensation covered by the Retirement Plans is the base salary reported in the Summary Compensation Table.

     Under the Retirement Plans, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Jeffrey A. Ludrof — 23 years, Jan R. Van Gorder — 23 years, Philip A. Garcia — 23 years, John J. Brinling, Jr. — 30 years and Douglas F. Ziegler — 16 years.

     The benefits under the Retirement Plans are computed on the basis of straight-life annuity amounts and a life annuity with a ten-year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Code. The Code prohibits the inclusion of earnings in excess of $205,000 per year (adjusted periodically for cost of living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $165,000, but adjusted periodically for cost of living increases) that can be paid to each eligible employee. The SERP provides benefits for senior management in excess of the earnings limitations imposed by the Code similar to those provided to all other full-time employees as if the Code limitations were not in effect. Those benefits are incorporated into the Pension Plan Table.

Director Compensation

     The annual retainer for directors for services to all member companies of the Erie Insurance Group, including the Company, is $25,000, plus $1,500 for each meeting attended and $1,500 for each committee meeting attended plus an additional $2,000 per year for each committee chairperson. The Company’s share of the retainer in 2003 was 20%. In addition, all directors are reimbursed for their expenses incurred in attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. See also “Certain Transactions.” A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s board compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer board compensation. A director who defers board compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited, including with hypothetical interest, based on the investment results of the hypothetical investment options selected.

     In 2002, EIC’s Board of Directors, at the recommendation of the Compensation Committee, approved a deferred stock compensation plan for its outside directors. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the EIC’s Class A Common Stock. A deferred stock account is maintained for each outside director under the plan. The account is credited annually with a grant of shares of EIC’s Class A Common Stock determined by dividing $25,000 by the closing price of EIC’s Class A Common Stock on the first business day after EIC’s annual meeting of shareholders. Each director vests in the grant 25% every three full calendar months over the course of a year, with the final 25% vesting on the date of the next annual meeting if the next annual meeting is held before the final three full calendar months have elapsed. Dividends paid by EIC are reinvested into each director’s account with additional shares of EIC’s Class A Common Stock and such credited shares vest immediately. EIC accounts for the fair value of its grants under the plan in accordance with FAS 148, “Accounting for Stock-Based Compensation.” The annual charge related to this plan to Erie Insurance Group totaled approximately $322,627 for 2003; the Company’s share of this charge for 2003 was approximately 20%.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company presently consists of Robert C. Wilburn, Chair, Kaj Ahlmann, Wilson C. Cooney and Samuel P. Katz. No member of the Compensation Committee is a former or current officer or employee of the Company, the Exchange, EIC or any of their respective subsidiaries or affiliates. All of the directors that serve on the Compensation Committee are independent as independence is defined in the rules of Nasdaq. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, one of whose executive officers serves on the Compensation Committee, or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Compensation and Development Philosophy

     The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of base salary, annual and long-term incentive compensation and equity-based compensation. To this end, the Compensation Committee designs and oversees compensation plans and incentives to link the financial interests of the Company’s executive and senior officers to the interests of its shareholders, to encourage support of the Company’s long-term goals, to tie executive compensation to the Company’s performance, to attract and retain talented leadership and to encourage ownership of the Company’s stock by executive and senior officers.

     In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other corporations that compete with the Company. Based upon these and other factors that it considers relevant, and in light of the Company’s overall long-term performance, the Compensation Committee has considered it appropriate, and in the best interest of the shareholders and the Company, to set overall executive compensation at a level that enables the Company to continue to attract, retain and motivate the most qualified executive personnel.

     In addition, the Compensation Committee is responsible for the oversight of the Company’s management succession planning to ensure continuity of leadership. The Compensation Committee assesses executive development twice each year and reports and reviews such development activity with the full Board on an annual basis.

     During 2003, with the approval of its Board of Directors, the Compensation Committee undertook a comprehensive analysis of the Company’s executive compensation programs. The purpose of the analysis was to review the executive compensation program that was adopted in 1996 and assess its competitiveness with current industry standards. The analysis was also intended to evaluate the program’s effectiveness in aligning executive and senior management compensation with the Company’s performance and enable the Compensation Committee to recommend appropriate modifications. The analysis included the Chief Executive Officer, all other executive officers, senior vice presidents and regional vice presidents. Compensation elements analyzed included base salary, short and long-term incentives, as well as plan design.

     The Compensation Committee considered several industry-recognized consulting firms with expertise in executive compensation. The Compensation Committee selected Watson Wyatt World Wide, an industry-recognized consulting firm with extensive expertise in the field of executive compensation. The Compensation Committee’s Chairman, Robert Wilburn, and the other Compensation Committee members, Kaj Ahlmann, Samuel P. Katz and Wilson C. Cooney, directed the engagement.

     The Compensation Committee held six meetings to review the plan design data and survey information. On December 8, 2003, the Compensation Committee finalized its recommendation on the new plan’s design and metrics. The Compensation Committee’s recommendations were presented to and approved by the Board of Directors on December 8, 2003.

Recent Analysis of Executive Compensation Programs

     The recommended changes focused on revisions to the Incentive Plan and LTIP criteria and metrics. The new EIC Annual Incentive Plan and the new EIC LTIP became effective January 1, 2004, subject to approval by the holders of EIC’s Class B Common Stock at the EIC 2004 annual meeting of shareholders. Participants include the Chief Executive Officer, all other executive officers, senior vice presidents and regional vice presidents.

     The LTIP utilizes three-year performance periods. Eligible participants include the Chief Executive Officer, all other executive officers, senior vice presidents and regional vice presidents. Target award percentages for each participant are established at the start of each three-year period. The target number of shares is calculated at the beginning of the performance period. Payouts at the end of each three-year period will be in shares of Class A Common Stock of EIC based on achievement of selected metrics over the three-year period when compared with a peer group of companies.

Erie Family Life Insurance Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Kaj Ahlmann
Wilson C. Cooney
Samuel P. Katz

March 2, 2004

Comparison of Cumulative Total Shareholder Return on the Company’s Common Stock with Certain Averages

     The following graph depicts the cumulative total shareholder return for the periods indicated for the Company’s Common Stock compared to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Supercomposite Life & Health Insurance Index.

CUMULATIVE TOTAL SHAREHOLDER RETURN COMPARISON(1) CHART

	1998	1999	2000	2001	2002	2003
	$	$	$	$	$	$
Erie Family Life Insurance Company	100	128	101	143	147	203
Standard & Poor’s 500 Stock Index	100	121	110	97	76	97
Standard & Poor’s Supercomposite Life & Health Insurance Index	100	86	98	89	75	95

(1)	Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company’s Common Stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s Supercomposite Life & Health Insurance Index. Cumulative total shareholder return assumes the reinvestment of dividends.

CERTAIN TRANSACTIONS

     Directors Borneman and Black are officers and principal shareholders of insurance agencies that receive insurance commissions in the ordinary course of business from the Company in accordance with the Erie Insurance Group’s standard commission schedules and agents’ contracts. Such payments made in 2003 to the agencies for commissions written on insurance policies from EIC and the property and casualty companies managed by the Company amounted to $5,456,805 and $501,004 for the Borneman and the Black insurance agencies, respectively.

     John M. Petersen, a director until April 2003 and former President and Chief Executive Officer, and previous Chief Investment Officer of the Erie Insurance Group, who retired as an executive officer of the Company and EIC on December 31, 1995, entered into a consulting arrangement with EIC effective January 2, 1996. Under the consulting arrangement, EIC engaged Mr. Petersen to furnish EIC and its pension trust, the Exchange and the Company with investment services with respect to their investments in common stocks. As compensation for services rendered by Mr. Petersen, a fee of .15 of 1 percent, on an annualized basis, of the total fair market value of the common stocks under management, was paid to Mr. Petersen. EIC also paid for all necessary and reasonable expenses related to Mr. Petersen’s consulting services performed under this arrangement. The compensation paid to Mr. Petersen under this arrangement in 2003 by the Exchange, the EIC, the pension trust and the Company was $2,685,347, $63,638, $78,561 and $0, respectively. Mr. Petersen discontinued providing services under this consulting arrangement effective upon his retirement from his consulting arrangement with the Company on December 31, 2003.

     The common stock portfolio of the Exchange under the direction of Mr. Petersen outperformed the Standard & Poor’s 500 Stock Index, a standard index used by many managers of equity investments, by $237.4 million during the eight years ended December 31, 2003. The common stock portfolio performance of EIC, the pension trust and the Company (combined) was in-line with the Standard & Poor’s 500 Stock Index over the same period. The Exchange’s common stock portfolio returned an annualized 11.11%, EIC, the pension trust and the Company (combined) common stock portfolios returned an annualized 9.50% and the Standard & Poor’s 500 Stock Index returned 9.38%.

     Pursuant to previously approved compensation arrangements for executive officers, EIC maintained split-dollar life insurance arrangements for the following former Chief Executive Officers: Mr. Hirt, the Chairman of the Board of Directors, Thomas B. Hagen, the husband of Mrs. Hagen, a director of the Company, and Mr. Petersen, a director of the Company until April 2003. EIC also maintained split-dollar life insurance arrangements for two current executive officers who serve as directors of the Company: Jeffrey A. Ludrof, the Company’s President and Chief Executive Officer, and Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel. In 2003, EIC negotiated the termination of these split-dollar arrangements.

     For all split-dollar insurance policies for which Mr. and Mrs. Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Mr. or Mrs. Hagen as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 is $45,384. With respect to the second to die split-dollar life insurance policies purchased in 1990 with Mr. and Mrs. Hagen as joint insureds, EIC agreed to forgive the policy owner’s obligation to reimburse EIC for premiums previously advanced by it in the amount of $543,938. EIC also agreed to indemnify Mr. Hagen in the amount of $414,661 for the income tax liability resulting from the forgiveness of this obligation, which payment was made on January 14, 2004. The forgiveness and the tax indemnification satisfy EIC’s obligation to Mr. Hagen to maintain the 1990 policies until the second to die of the insureds, pursuant to a contractual agreement dated October 21, 1993 between Mr. Hagen and EIC.

     With respect to the single life split-dollar insurance policies purchased in 1988 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 is $45,147. With respect to the second to die split-dollar life insurance policies purchased in 1990 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 is $67,792.

     With respect to the single life split-dollar insurance policies purchased in 1988 with Mr. Petersen as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $220,660. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 is $38,815. With respect to the second to die split-dollar life insurance policies purchased in 1990 with Mr. Petersen as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $703,617. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 is $55,461.

     See footnote 5 under “Summary Compensation Table” for a discussion of the termination of the split-dollar life insurance arrangements for the Company’s officers, including Messrs. Ludrof and Van Gorder.

     Effective May 1, 2003, EIC entered into leases expiring on April 30,2006 for each floor of a three-story office building, with a lower level basement, in Erie, Pennsylvania. The first two floors of the building are owned jointly by the Black Interests Limited Partnership, of which Samuel P. Black,

III, one of the Company’s and EIC’s directors, is the managing general partner and a limited partner, and by the estate of Mr. Black’s father, of which Mr. Black is executor. The lower level basement area is owned by Historic Square Properties, a general partnership in which Jan R. Van Gorder, the Company’s and EIC’s Senior Executive Vice President, Secretary and General Counsel and a director, is a general partner with an approximately one-third economic interest. This lease transaction for the office building was authorized by EIC’s Board of Directors; Mr. Black and Mr. Van Gorder recused themselves from discussion of and voting on the lease transaction. In addition, the interests of Mr. Black and Mr. Van Gorder in the office building were fully disclosed to the Board of Directors prior to its approval of the lease transaction. The amount of rent paid by EIC to the Black Interests Limited Partnership and the estate of Mr. Black’s father during 2003 were $75,000 and $25,000, respectively. The amount of rent paid to Historic Square Properties during 2003 was $21,333. In addition, EIC made property tax reimbursement payments to the Black Interests Limited Partnership, the estate of Mr. Black’s father and Historic Square Properties in the amounts of $8,744.72, $2,914.91 and $1,485.54, respectively, during 2003.

INDEPENDENT AUDITORS

     At its meeting of September 9, 2002, the Board of Directors amended the Bylaws of the Company, consistent with the provisions of Sarbanes-Oxley, to give the Audit Committee sole authority to engage the Company’s independent auditors. The Audit Committee of the Company annually considers the selection of the Company’s independent auditors. The Company’s Audit Committee also selected Ernst & Young, LLP to be the Company’s independent auditors for the fiscal year ended December 31, 2003 and Ernst & Young, LLP served in that capacity for the fiscal year ended December 31, 2003. The Audit Committee also selected Ernst & Young LLP to be the Company’s independent auditors for the fiscal year ending December 31, 2004.

     Malin, Bergquist & Co. (“M,B&C”) served as the Company’s independent auditors for the Company’s 2002 fiscal year. M,B&C’s reports on the Company’s consolidated financial statements for 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. For the Company’s 2001 and 2002 fiscal years, and through March 27, 2003, the Company had no disagreements with M,B&C on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to M,B&C’s satisfaction, would have caused M,B&C to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided M,B&C with a copy of the foregoing disclosures. The Company’s Report on Form 8-K/A dated March 27, 2003 included as Exhibit 16.1 a copy of M,B&C’s letter, dated March 27, 2003, stating its agreement with such statements.

     For the Company’s 2001 and 2002 fiscal years, and through March 27, 2003, the Company did not consult Ernst & Young, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     Representatives from Ernst & Young LLP and M,B&C are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at the Annual Meeting to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors oversees the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement. The Audit Committee is comprised of six directors, all of whom are independent as independence is defined in the rules of Nasdaq and all of whom satisfy the financial literacy requirements thereof. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Baily, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC. The Audit Committee’s charter states that members may not simultaneously serve on the audit committees of more than two other public companies without approval of the Board of Directors. Mr. Baily serves on the audit committees of more than two other public companies and the Board of Directors has determined that Mr. Baily’s ability to serve on the Audit Committee has not been impaired.

     The Audit Committee, which met eleven times during 2003, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, for the selection of independent auditors, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2003 with management.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence.

     With the goal of increasing its effectiveness, the Audit Committee has implemented an annual self-evaluation process. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact the Audit Committee.

     Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the SEC.

Erie Family Life Insurance Company Audit Committee:

John T. Baily, Chairman
John R. Graham
C. Scott Hartz
Samuel P. Katz
Claude C. Lilly, III
Robert C. Wilburn
February 23, 2004

AUDIT FEES

     The Audit Committee approves the fees and other significant compensation to be paid to the independent auditors for the purpose of preparing or issuing an audit report or related work. The Company provides appropriate funding, as determined by the Audit Committee, for payment of fees and other significant compensation to the independent auditor. The Audit Committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee delegated to the Audit Committee Chair preapproval authority for non-audit services up to $25,000 subject to subsequent approval by the full Audit Committee at its next scheduled meeting.

     The Audit Committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for the 2003 fiscal year and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2003
	EIC and	The Exchange and
	Subsidiaries	Subsidiary	The Company	Total
Audit Fees	$638,075	$143,682	$216,839	$998,596
Audit-Related Fees	32,651	—	—	32,651
Tax Fees	—	—	—	--
All Other Fees	6,000	—	—	6,000

Total Fees	$676,726	$143,682	$216,839	$1,037,247

     M,B&C served as the Company’s independent auditors for 2002. The Audit Committee reviewed and discussed with M,B&C the following fees for services, of which $18,025 was deemed to be for consulting services, rendered for the 2002 fiscal year and considered the compatibility of the consulting services with M,B&C’s independence.

	2002
	EIC and	The Exchange and
	Subsidiaries	Subsidiary	The Company	Total
Audit Fees	$91,940	$86,510	$76,520	$254,970
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	16,000	—	2,025	18,025

Total Fees	$107,940	$86,510	$78,545	$272,995

ANNUAL REPORT

     A copy of the Company’s Annual Report for 2003 is being mailed to all holders of Common Stock together with this Proxy Statement.

OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at the Annual Meeting as directed by a majority of the Company’s Board of Directors unless prohibited by applicable provisions of the Exchange Act.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 26, 2004
Erie, Pennsylvania

APPENDIX A

ERIE FAMILY LIFE INSURANCE COMPANY

AUDIT COMMITTEE CHARTER

June 13, 2000
as modified
September 9, 2003

ERIE FAMILY LIFE INSURANCE COMPANY
AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee shall be appointed by the Board of Directors of Erie Family Life Insurance Company (hereafter “the Company”) to assist the Board in overseeing (1) the integrity of the financial statements of the Company provided to shareholders and others; (2) the compliance by the Company with financial accounting and legal and regulatory requirements; (3) the independence and performance of the Company’s internal and independent auditors; and (4) the systems of control over financial reporting.

II.	Audit Committee Appointment, Composition, and Meeting Protocol

The members of the Audit Committee shall be appointed by the Board, and shall meet independence and experience requirements of the applicable federal securities law, the Pennsylvania Insurance Holding Company Law, and the NASDAQ Stock Market of the National Association of Securities Dealers, Inc. (hereafter “NASDAQ” or “NASD”).

The Audit Committee shall be comprised of at least three directors, the exact number to be determined by the Board, each of whom shall be independent directors as required by applicable statutory requirements and each member of the Audit Committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment.

All members of the Audit Committee shall be able to read and understand the financial statements, including the Company’s balance sheet, income statements, and cash flow statements, or become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall be a financial expert as defined by the Securities and Exchange Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company’s annual proxy statement.

The Audit Committee Chair shall be designated by the Board.

The Audit Committee shall meet at least four times annually or more frequently as necessary and appropriate. A quorum of committee members shall be present at any meeting at which final action or approval is to be taken or made. A quorum shall be present if a majority of committee members are present in person or by other means and in the case of an Audit Committee of three or four members, by the attendance, in person or otherwise, of two or more committee members. An agenda for each meeting shall be prepared in advance of each meeting and may be developed in consultation with management, other committee members, and/or the independent auditors. The Audit Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with members of, or consultants to, the Committee.

III.	Audit Committee Responsibilities and Duties

The Audit Committee shall have the following responsibilities and duties:

1.	Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements prior to filing or distribution. The review should include discussions with management and the independent auditors of any significant issues regarding accounting principles, practices and judgments.

3.	Consider the integrity of the Company’s financial reporting processes and controls in consultation with management, the independent auditors and the internal auditors. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures and to identify any payments or procedures that might be deemed illegal or improper. Review significant findings presented by the independent auditors and the internal audit department together with management’s responses.

4.	Review with management and the independent auditors, the Company’s quarterly financial statements prior to the public release of earnings and the filing or distribution of the quarterly financial statements. The review shall encompass discussion of any significant issues arising during the independent auditors’ limited review procedures.

5.	Review and discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with the American Institute of Certified Public Accountants Statements of Auditing Standards.

6.	Select, evaluate, and, if appropriate, replace the independent auditor. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of shareholders.

7.	Approve the fees and other significant compensation to be paid to the independent auditors for the purpose of preparing or issuing an audit report or related work. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of fees and other significant compensation to the independent auditor.

8.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934. The Committee may delegate preapproval authority to a member provided that decisions of such member shall be presented to the full Audit Committee at its next scheduled meeting.

9.	Review and discuss with the independent auditors annually all significant relationships they have with the Company that could impair the auditors’ independence.

10.	Review the independent auditors’ audit plan and engagement letter to determine if it is sufficiently detailed and covers any significant areas of concern the Audit Committee may have. This review should include the scope, staffing, locations, reliance upon management and internal audit and general audit approach.

11.	Review and discuss the fourth quarter and year-end earnings with the independent auditors prior to the public release of the year-end results.

12.	Review and consider the independent auditors’ judgment regarding the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

13.	Discuss with the independent and internal auditors whether there are any reportable instances of internal control weaknesses.

14.	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

15.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employee of concerns regarding questionable accounting or auditing matters.

16.	Review with management the appointment, performance and replacement of the senior internal audit executive.

17.	Review with the Company’s General Counsel on at least an annual basis, i.) any legal matters that could have a significant impact on the Company’s financial statements, ii.) the Company’s compliance with applicable laws and regulations, and iii.) inquiries received from regulators or governmental agencies.

18.	Obtain from the independent auditor, assurance that Section 10A of the Securities Exchange Act of 1934, as amended (relating to the disclosure of illegal acts), has not been implicated.

19.	Prepare and maintain minutes of its meetings.

20.	Periodically report to the Board of Directors on significant results of its activities.

21.	Perform such other duties and activities consistent with the intent and spirit of this charter, the Company’s bylaws, and governing law, as the Audit Committee deems necessary or appropriate.

APPENDIX B

ERIE FAMILY LIFE INSURANCE COMPANY

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As Adopted by the
Board of Directors
on March 2, 2004

ERIE FAMILY LIFE INSURANCE COMPANY

NOMINATING AND GOVERNANCE COMMITTEE
CHARTER

The Nominating and Governance Committee (the “Committee”) shall be a committee comprised of members of the Board of Directors of Erie Family Life Insurance Company (the “Company”).

COMPOSITION AND APPOINTMENT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Committee shall consist of not less than 3 Directors who are not officers or employees of the corporation or of any entity controlling, controlled by, or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting securities of the corporation. Members of the Committee shall also meet the requirements of an “independent director” as that term is defined under Rules of the NASDAQ Stock Market®. The members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be nominated by the Committee as set forth below and appointed by the Board. Members shall serve at the pleasure of the Board.

COMMITTEE STRUCTURE AND OPERATIONS

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

SCOPE OF THE NOMINATING AND GOVERNANCE COMMITTEE’S RESPONSIBILITIES

The following are the duties and responsibilities of the Committee:

1.	To identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the Annual Meeting of Stockholders or, if applicable, at a Special Meeting of Stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In nominating candidates, the Committee shall take into consideration such factors, as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee may consider candidates proposed by management, but is not required to do so.

2.	To identify Board members qualified to fill vacancies on any committee of the Board, including this Committee, and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

3.	To review the evolving needs of the Company and recommend changes in the size of the Board, if appropriate.

4.	To monitor and review corporate governance issues, emerging trends, best practices and recommend to the Board a set of corporate governance guidelines.

5.	To consider any other corporate governance issues that arise from time to time and to develop appropriate recommendations for the Board.

6.	To evaluate the procedures and process by which each committee of the Board undertakes to self-evaluate such committee’s performance and effectiveness and report such evaluation to the Board.

7.	To provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner, as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

8.	To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

RESOURCES AND AUTHORITY OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve any necessary and appropriate fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

MEETINGS

The Committee shall meet at such time or times each year as the Committee may deem appropriate, or as the Board of Directors shall direct from time to time.

REPORTS

The Committee shall report to the full Board of Directors at least once a year, and more often if so directed by the Board, as to the performance of the Committee’s duties hereunder. Such reports shall cover such subjects, and shall be in such detail, as the Board of Directors may request from time to time.

APPROVAL

This Charter may be amended, supplemented or repealed by the Board of Directors at any time.